Exhibit 99.1

Investor Contact:

Dennis Meulemans

Chief Financial Officer

Phone: (847) 303-5300

Email: DMeulemans@addus.com

Addus HomeCare Reports Fourth Quarter 2013 Results

Fourth Quarter Financial Highlights

•	Total net service revenues were $69.9 million

•	Net income from continuing operations of $3.1 million, or $0.28 per diluted share

Palatine, IL, March 12, 2014 – Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home and community based services, which are primarily social in nature and provided in the home, and focused on the dual eligible population, announced today its financial results for the fourth quarter and year ended December 31, 2013.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated: “We are pleased to see continued steady improvement in our organic growth rate. The completion of our new acquisitions in New Mexico in December and Tennessee and Ohio in January adds to our footprint in key managed care states. We are also moving forward to compete the implementation of technology investments to leverage the results of our growth”

Fourth Quarter Review

Total net service revenues for the fourth quarter of 2013 were $69.9 million, a 9.6% increase compared to $63.8 million in the prior year quarter. Revenues from same stores increased to $68.2 million, a 6.9% increase over the prior year with new acquisitions making up the difference. The growth in revenues is attributable to an 7.9% increase in average census in the quarter for our same stores, and a 5.3% increase (1,359 new clients) from acquisitions, offset by a slight decline in average billable hours per client per month. (See comment about State of Illinois billing changes below.)

Gross profit for 2013 increased to $18.1 million representing a 3.2% year-over-year growth rate. Gross profit margin declined by 1.6% of revenue to 25.9%. Modified billing procedures by the State of Illinois reduced operating profit by $600,000 in the fourth quarter of 2013 as compared to fourth quarter of 2012. Without this change in billing processes the decline in our gross profit margin was 0.7% year-over-year. The impact of the loss of this billing process in Q4 of 2013 was to depress earnings by $0.04 per share in the quarter and for the year.

Operating income from continuing operations for the fourth quarter of 2013 declined 33.9% to $3.5 million, or 5.0% of revenue, compared to $5.3 million, or 8.2% of revenue, in the prior year quarter. In addition to investments in telephony, IT and other infrastructure, this decline was also caused by:

•	one time legal and consulting expense related to our M&A efforts, consisting of $662,000, or $0.04 per share,

•	increased expenses incurred in the quarter related to our SOX 404 compliance program totaling $281,000, or $0.02 per diluted share,

Income tax expense was $192,000, or 5.8% of income from continuing operations before taxes. This favorable tax rate is the result of our ability to capture higher than expected Work Opportunity Tax Credits and other tax credits affecting both our 2012 and 2013 tax years. The impact of this favorable tax rate was to increase earnings in the quarter by $0.06 per diluted share.

Net income from continuing operations for the fourth quarter was $3.1 million, a 10.8% decline when compared to the prior year, primarily the result of $662,000 in one-time costs related to acquisitions and $281,000 related to expenses required for our Sarbanes-Oxley Act Section 404 (“SOX 404”) compliance activities.

After considering the one-time costs associated with our M&A efforts, the change to the billing process, the cost for SOX 404 compliance and the impact of the reduced tax expense discussed above, our adjusted EPS for the quarter from continuing operations would have been $0.32 per diluted share, equal to 2012 reported results.

As a result of our Discontinued Operations, we recorded a $2.2 million, net of tax, reduction to the gain on the sale of the Home Health business in the 4th quarter of 2013. The reduction in the gain is the result of recording a $3.2 million pretax reserve for the potential recovery of Medicare billings for the six-year period prior to the date of the closing of the sale of the business. This reserve is intended to be used to settle amounts recovered by the programs under their audit procedures and is reflective of our estimated reserve needs. Net income, including a loss from discontinued operations, was $0.9 million, or $0.08 per diluted share.

Cash flow for the quarter was a negative $13.9 million, primarily due to the $11.8 million expenditure for acquisitions closed during the quarter, and lower collections from the State of Illinois, offset by positive cash generated from operations.

Twelve Month Review

Total net service revenues for the twelve months ended December 31, 2013 were $265.9 million, a 8.9% increase compared to $244.3 million for the prior year. Revenues from same store sales increased to $264.2 million, an 8.2% increase over the prior year with new acquisitions making up the difference. Net income from continuing operations for the twelve months ended December 31, 2013 increased 20.2% to $11.2 million, or $1.01 per diluted share, compared to $9.3 million, or $0.86 per diluted share, in the prior year. Net income, including the loss from discontinued operations and the gain from the sale of the home health business was $19.1 million, or $1.73 per diluted share.

Operating income from continuing operations increased 2.0% to $15.5 million, or 5.8% of revenue, for the twelve months ended December 31, 2013. This compares to $15.2 million or 6.2% of revenue in 2012, after adjusting operating income for the benefit of a $0.5 million gain on a sale of an agency realized in 2012.

Income taxes for the year were $3.8 million and include approximately $2.2 million in Work Opportunity Tax Credits and Empowerment Zone credits with $600,000 related to 2012 as the tax law change enacted in early 2013 included a retroactive effective date of January 1, 2012. Had the tax law been in effect for the two years without interruption, our effective tax rate for 2013 would have been 29.5%.

As a result of the Company’s increased stock price and overall market value as of the end of the second quarter of 2013, the Company became subject to the requirements of SOX 404. Accordingly, the Company is now required to have an audit of its internal controls over financial reporting. The Company believes material weaknesses in internal controls over financial reporting existed as of December 31, 2013, principally related to general controls over its information technology, including user access and change management activities and to overall controls related to its payroll system and related processes. The Company will engage an expert consultant to assist in enhancing the controls over its information technology; in addition, the Company has selected the vendor for a new payroll system that will address the control issues in that area and will engage an expert consultant to assist in the implementation. The Company will report such material weakness in Item 9A of its Annual Report on Form 10K for the 2013 fiscal year. The Company does not believe that the material weakness will impact the accuracy of the Company’s financial statements to be reported in its 2013 Form 10-K.

Subsequent Events

In January 2014, the Company completed the acquisition contemplated by the previously announced agreement to acquire all of the personal care operations of the Medi Home Private Care Division of Medical Services of America, Inc. The acquisition includes two agencies located in South Carolina, four agencies located in Tennessee, and two agencies located in Ohio.

The asset purchase agreement provided for separate closings with respect to the operations in each state. The closing related to the agencies in South Carolina took place effective November 1, 2013, with the operations being integrated into existing agencies in South Carolina. Accordingly, the results are included in the reported results for same store sales. The operations in Ohio and Tennessee closed in January 2014 and will be reported as part of new acquisitions beginning in the first quarter of 2014.

Revenues in the first quarter will be negatively impacted by severe winter weather experienced during January and February affecting 65 to 70% of our offices. Census for the period reflects modest growth with a decline in hours served per client per month attributable to the weather.

Non-GAAP Financial Measures

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance, to provide investors with insight and consistency in the Company’s financial reporting and to present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus will report its 2013 fourth quarter and year-end financial results after the market close on Wednesday, March 12, 2014. Management will conduct a conference call to discuss its results at 5 p.m. Eastern time on March 12, 2014. The toll-free dial-in number is (877) 474-9504 (international dial-in number is 857-244-7557), with the passcode: 59823687. A telephonic replay of the conference call will be available through midnight on March 19, 2014, by dialing (888) 286-8010 (international dial-in number is 617-801-6888) and entering the passcode 14285457.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company’s website: www.addus.com. An online replay of the conference call will also be available on the Company’s website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of home and community based services, primarily social in nature and provided in the home, and focused on the dual eligible population. Addus’ services include personal care and assistance with activities of daily living, and adult day care. Addus’ consumers are individuals who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, commercial insurers and private individuals. For more information, please visit www.addus.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, the anticipated financial impact of possible transactions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather events and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2013 and in Addus HomeCare’s Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission on May 2, 2013, August 1, 2013 and November 8, 2013, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. (Unaudited tables and notes follow).

# # #

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Cash Flow Information

(amounts and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Income Statement Information:
Net service revenues	$69,882	$63,775	$265,941	$244,315
Cost of service revenues	51,780	46,238	198,202	180,264

Gross profit	18,102	17,537	67,739	64,051
	25.9%	27.5%	25.5%	26.2%
General and administrative expenses	14,092	11,652	50,118	46,362
Gain on sale of agency	—	—	—	(495)
Depreciation and amortization	534	624	2,160	2,521

Total operating expenses	14,626	12,276	52,278	48,388

Operating income from continuing operations	3,476	5,261	15,461	15,663
Total interest expense, net	160	331	486	1,568

Income from continuing operations before taxes	3,316	4,930	14,975	14,095
Income tax expense	192	1,427	3,812	4,807

Net income from continuing operations	3,124	3,503	11,163	9,288

Discontinued operations:
Gain (loss) from home health business, net of tax	(90)	242	(980)	(1,653)
Gain (loss) on sale of home health business, net of tax	(2,149)	—	8,962	—

Earnings (losses) from discontinued operations	(2,239)	242	7,982	(1,653)

Net income	$885	$3,745	$19,145	$7,635

Net income (loss) per share:
Basic
Continuing operations	$0.29	$0.33	$1.03	$0.86
Discontinued operations	(0.21)	0.02	0.74	(0.15)

Basic income per share	$0.08	$0.35	$1.77	$0.71

Diluted
Continuing operations	$0.28	$0.32	$1.01	$0.86
Discontinued operations	(0.20)	0.02	0.72	(0.15)

Diluted income per share	$0.08	$0.34	$1.73	$0.71

Weighted average number of common shares outstanding:
Basic	10,838	10,772	10,826	10,764

Diluted	11,154	10,807	11,075	10,784

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
Cash Flow Information:
Net cash provided by operating activities	$2,311	$6,069	$27,414	$15,405
Net cash provided by (used in) investing activities	(16,210)	(101)	2,872	(619)
Net cash used in financing activities	—	(5,944)	(16,458)	(15,069)

Net change in cash	(13,899)	24	13,828	(283)
Cash at the beginning of the period	29,464	1,713	1,737	2,020

Cash at the end of the period	$15,565	$1,737	$15,565	$1,737

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2013	December 31, 2012
Assets

Current assets
Cash	$15,565	$1,737
Accounts receivable, net	61,354	71,303
Prepaid expenses and other current assets	6,235	7,293
Assets held for sale	—	245
Deferred tax assets	8,326	7,258

Total current assets	91,480	87,836

Property and equipment, net	2,634	2,489

Other assets
Goodwill	60,026	50,536
Intangible assets, net	8,762	6,370
Deferred tax assets	—	2,328
Investment in joint venture	900	—
Other assets	132	298

Total other assets	69,820	59,532

Total assets	$163,934	$149,857

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$4,633	$4,117
Accrued expenses	41,945	32,717
Current maturities of long-term debt	—	208
Deferred revenue	59	2,148

Total current liabilities	46,637	39,190

Long-term debt, less current maturities	—	16,250
Deferred tax liability	3,441	—
Total stockholders’ equity	113,856	94,417

Total liabilities and stockholders’ equity	$163,934	$149,857

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012

General:

Adjusted EBITDA (in thousands) (1)	$4,161	$5,947	$18,136	$18,525
States served at period end			21	19
Locations at period end			121	103
Employees at period end			15,228	13,836

Home & Community

Average billable census - same store	27,522	25,508	26,689	25,104
Average billable census - acquisitions	453	—	113	—
Average billable census total	27,975	25,508	26,802	25,104
Billable hours (in thousands)	4,104	3,754	15,621	14,388
Average billable hours per census per month	48.9	49.1	48.6	47.8
Billable hours per business day	62,175	56,879	59,850	55,126
Revenues per billable hour	$17.03	$16.99	$17.02	$16.98

Percentage of Revenues by Payor:

State, local and other govermental programs	94%	95%	94%	95%
Commercial	2	1	2	1
Private duty	4%	4%	4%	4%

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

	For the Three Months Ended December 31,		For the Year Ended December 31,
Adjusted EBITDA (1) (Unaudited)	2013	2012	2013	2012
Reconciliation of Adjusted EBITDA to Net Income:

Net income	$885	$3,745	$19,145	$7,635
Less: (Earnings) loss from discontinued operations, net of tax	2,239	(242)	(7,982)	1,653

Net income from continuing operations	3,124	3,503	11,163	9,288

Interest expense, net	160	331	486	1,568
Income tax expense from continuing operations	192	1,427	3,812	4,807
Depreciation and amortization	534	624	2,160	2,521
Stock-based compensation expense	151	62	515	341

Adjusted EBITDA	$4,161	$5,947	$18,136	$18,525

(1)	We define Adjusted EBITDA as earnings before discontinued operations, interest expense, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.